EXHIBIT 21

                             LIST OF SUBSIDIARIES
                                      OF
                       AMERIRESOURCE TECHNOLOGIES, INC.

1.    West Texas Real Estate & Resources, Inc. is a Nevada corporation

2.    Net2Auction, Inc. is a Delaware corporation

3.    Net2Auction Corporation is a Nevada corporation

4.    RoboServer Systems Corp. is a Delaware corporation

5.    Self-Serve Technologies, Inc. is a Nevada corporation

6.    AuctionWagon, Inc. is a California corporation

7.    Auction Soft Pro Corporation is a Nevada corporation

8.    VoIPCom USA, Inc. is a Delaware corporation

9.    BizAuctions, Inc. is a Delaware corporation

10.   BizAuctions Corp. is a Nevada corporation